Exhibit 99.4

March 15, 2022

Mr. Brett Knight

Director, Corporate Reserves

Crescent Energy Company

600 Travis, Suite 7200

Houston, Texas 77002

Re: Evaluation Summary
Crescent Energy Company Interests
(EP Energy Acquisition)
Total Proved Reserves
Certain Properties in Utah
As of December 31, 2021

Pursuant to the Guidelines of the Securities and
Exchange Commission for Reporting Corporate
Reserves and Future Net Revenue

Dear Mr. Knight:

As requested by Crescent Energy Company (“Company”), this report was prepared on March 15, 2022 for the purpose of submitting our estimates of total proved reserves and forecasts of economics attributable to the EP Energy acquisition interests, pending closing on March 31, 2022. We evaluated 100% of the proved reserves, which are made up of certain oil and gas properties located in Utah. The effective date of the acquisition is December, 31 2021, therefore, this evaluation utilized an effective date of December 31, 2021. This report was prepared using constant prices and costs, and conforms to Item 1202(a)(8) of Regulation S-K and other rules of the Securities and Exchange Commission (SEC). A composite summary of the results of this evaluation are presented below:

		Proved	Proved
		Developed	Developed	Proved	Total
		Producing	Non-Producing	Undeveloped	Proved
Net Reserves
Oil	-Mbbl	21,158.1	3,712.8	18,053.5	42,924.4
Gas	-MMcf	82,087.1	10,006.9	47,234.5	139,328.6
MBOE/6	-Mbbl	34,839.3	5,380.6	25,925.9	66,145.8
Revenue
Oil	-M$	1,191,201.6	209,029.9	1,016,412.3	2,416,643.8
Gas	-M$	171,398.0	20,894.4	98,625.7	290,918.1
Severance Taxes	-M$	70,855.2	11,956.1	57,982.0	140,793.2
Ad Valorem Taxes	-M$	16,017.6	2,702.8	13,107.5	31,827.9
Operating Expenses	-M$	358,351.7	15,739.5	74,271.3	448,362.3
Future Development Costs	-M$	96,573.3	66,536.6	399,071.8	562,181.8
Net Operating Income (BFIT)	-M$	820,801.9	132,989.4	570,605.2	1,524,396.9

Discounted @ 10%	-M$	638,499.0	94,923.7	320,698.3	1,054,120.9

Crescent Energy Company Interests (EP Energy Acquisition)

March 15, 2022

Proved Developed reserves are the summation of the Proved Developed Producing (“PDP”) and Proved Developed Non-Producing (“PDNP”) estimates. Proved Developed reserves were estimated at 24,870.9 Mbbl oil and 92,094.0 MMcf gas. Of the Proved Developed reserves, 34,839.3 MBOE was attributed to producing zones in existing wells and 5,380.6 MBOE was attributed to zones in existing wells not producing.

Future revenue was calculated prior to deducting state production taxes and ad valorem taxes; however, future net cash flow (net operating income) was calculated after deducting these taxes, future capital costs and operating expenses, but before federal income taxes. Future net cash flow has been discounted at an annual rate of ten (10) percent, in accordance with SEC guidelines, to determine its “present worth”. Present worth indicates the time value of money and should not be construed to represent an estimate of the fair market value of the properties by Cawley, Gillespie & Associates, Inc. (“CG&A”).

The oil reserves include oil and condensate. Oil volumes are expressed in barrels (42 U.S. gallons). Gas volumes are expressed in thousands of standard cubic feet (Mcf) at contract temperature and pressure base. BOE (barrels of oil equivalent) is expressed as oil volumes in barrels plus gas volumes in Mcf divided by six (6) to convert to barrels.

Hydrocarbon Pricing

The base SEC oil and gas prices calculated for December 31, 2021 were $66.56/bbl and $3.598/MMBTU, respectively. As specified by the SEC, a company must use a 12-month average price, calculated as the unweighted arithmetic average of the first-day-of-the-month price for each month within the 12-month period prior to the end of the reporting period. The base oil price is based upon WTI-Cushing spot prices (EIA) during 2021 and the base gas price is based upon Henry Hub spot prices (Gas Daily) during 2021.

Adjustments to oil and gas prices were calculated by the Company and applied as received by CG&A. For all properties, oil price differentials were forecast at -$10.26 per BBL and gas price differentials were forecast at -$1.51 per MCF. Adjustments may include treating costs, transportation charges, plant processing, and/or crude quality and gravity corrections. After these adjustments, the net realized prices over the life of the proved properties was estimated to be $56.30 per BBL for oil and $2.088 per MCF for gas. All economic factors were held constant in accordance with SEC guidelines.

Economic Parameters

Operating expenses, 3rd party COPAS and capital expenditures (future development costs) were not escalated in accordance with SEC guidelines. Lease operating expenses and 3rd party COPAS fees were applied on a per property basis as estimated by the Company from lease operating statements from January 2020 through February 2021. Lease operating expenses (LOE) and future development costs were provided by the Company and audited by us at a summary level. Our audit determined that the commercial parameters being applied were reasonable and appropriate, and therefore no changes were made to cost parameters. Variable operating expenses were applied to all wells to capture gas and/or liquids transportation costs plus water disposal costs and 3rd party revenue from water disposal operations. Severance tax values were determined by applying normal state severance tax rates. Ad valorem tax rates were forecast as provided at approximately 1.24% of revenue.

For the non-producing and undeveloped properties, LOE was also scheduled in a similar manner as horizontal producing properties, as provided. Future development capital information was provided by the Company based upon recent drilling and completion activities performed by operators in the area. Future development costs were applied by lateral length and completion type for all Uteland Butte locations.

Crescent Energy Company Interests (EP Energy Acquisition)

March 15, 2022

SEC Conformance and Regulations

The reserve classifications and the economic considerations used herein conform to the criteria of the SEC as defined in pages three (3) and four (4) of the Appendix. The reserves and economics are predicated on regulatory agency classifications, rules, policies, laws, taxes and royalties currently in effect except as noted herein. The possible effects of changes in legislation or other Federal or State restrictive actions which could affect the reserves and economics have not been considered. However, we do not anticipate nor are we aware of any legislative changes or restrictive regulatory actions that may impact the recovery of reserves.

CG&A evaluated 478 PDP properties for this report, most with daily and monthly production data through 12/31/2021 as provided by the Company. We also evaluated a “Non-Drill Capital” cost case as part of the PDP value. This report also includes 12 PDNP properties, each drilled and at various stages of completion as of the effective date of this report.

In addition, CG&A evaluated 63 commercial PUD drilling opportunities all targeting the Uteland Butte reservoir. All PUD drills were modeled as horizontal wells offsetting production from existing horizontal producers. Reserves for each PUD location were assigned by type curve area depending upon the region and nearby analogous production. Each of these drilling locations proposed as part of the Company’s development plan conforms to the proved undeveloped standards as set forth by the SEC. In our opinion, the Company has indicated they have every intent to complete this development plan within the next five years. Furthermore, the Company has demonstrated that they have the proper staffing, financial backing and prior development success to ensure this five year development plan will be fully executed.

Reserve Estimation Methods

The methods employed in estimating reserves are described on page two (2) in the Appendix. Reserves for proved developed producing wells were estimated using production performance methods for the vast majority of properties. Certain new producing properties with very little production history were forecast using a combination of production performance and analogy to similar production, both of which are considered to provide a relatively high degree of accuracy.

Non-producing reserve estimates, for both developed and undeveloped properties, were forecast using either volumetric or analogy methods, or a combination of both. These methods provide a relatively high degree of accuracy for predicting proved developed non-producing and proved undeveloped reserves for the Company properties, due to the mature nature of their properties targeted for development and an abundance of subsurface control data. The assumptions, data, methods and procedures used herein are appropriate for the purpose served by this report.

General Discussion

The estimates and forecasts were based upon interpretations of data furnished by your office and available from our files. To some extent information from public records has been used to check and/or supplement these data. The basic engineering and geological data were subject to third party reservations and qualifications. Nothing has come to our attention, however, that would cause us to believe that we are not justified in relying on such data. All estimates represent our best judgment based on the data available at the time of preparation. Due to inherent uncertainties in future production rates, commodity prices and geologic conditions, it should be realized that the reserve estimates, the reserves actually recovered, the revenue derived therefrom and the actual cost incurred could be more or less than the estimated amounts.

An on-site field inspection of the properties has not been performed. The mechanical operation or condition of the wells and their related facilities have not been examined nor have the wells been tested by Cawley, Gillespie & Associates, Inc. Possible environmental liability related to the properties has not been investigated nor considered. The cost of plugging and the salvage value of equipment at abandonment has been included in this evaluation, as provided by the Company.

Crescent Energy Company Interests (EP Energy Acquisition)

March 15, 2022

Cawley, Gillespie & Associates, Inc. is a Texas Registered Engineering Firm (F-693), made up of independent registered professional engineers and geologists that have provided petroleum consulting services to the oil and gas industry for over 60 years. This evaluation was supervised by W. Todd Brooker, President at Cawley, Gillespie & Associates, Inc. and a State of Texas Licensed Professional Engineer (License #83462). We do not own an interest in the properties, EP Energy, Crescent Energy Company or its subsidiaries and are not employed on a contingent basis. We have used all methods and procedures that we consider necessary under the circumstances to prepare this report. Our work-papers and related data utilized in the preparation of these estimates are available in our office. This report supersedes the report published by Cawley, Gillespie & Associates for the Company on March 11, 2022.